EXHIBIT 99.1
News Release
FOR RELEASE
4:00 PM Eastern, Wednesday, November 2, 2005

Investor Contact:	Press Contact:
Rosemary Moothart Director of Investor Relations 425-519-4068 rosemarym@onyx.com	Robert Craig Director of Analyst and Public Relations 617-314-6846 rcraig@onyx.com
Onyx Software Announces Third Quarter Results
– Year Over Year License Revenue Growth of 31% YTD –
BELLEVUE, WA — Onyx® Software Corporation (NASDAQ: ONXS) today announced results for the third quarter ended September 30, 2005.
Financial Summary
Total revenue for the third quarter of 2005 was $15.5 million, compared with $13.7 million in the third quarter last year and $15.5 million in the second quarter of 2005. License revenue in the third quarter of 2005 increased 82 percent to $4.4 million compared with $2.4 million in the third quarter last year. License revenue in the second quarter of 2005 was $4.3 million.
Net income for the third quarter of 2005 was $823,000, or $0.05 per diluted share, compared with a net loss of ($932,000), or a loss of ($0.06) per share, in the same period last year.
For the nine month period ended September 30, 2005, total revenue was $45.0 million, up 5 percent from the comparable period last year. License revenue for the nine month period ended September 30, 2005 was $12.5 million, an increase of 31 percent compared with $9.6 million posted in the 2004 period.
Net income for the 2005 nine month period was $1.1 million, or $0.07 per diluted share, compared with a net loss of ($1.4) million, or ($0.09) per share, in the same period of last year.
For the third quarter of 2005, non-GAAP operating income, which excludes the amortization of intangibles, stock-based compensation expense, and restructuring and related charges, was $666,000, compared with non-GAAP operating loss of ($976,000) in the third quarter of 2004. Onyx believes that supplementary disclosure regarding non-GAAP operating results assists in comparing current operating results with those of past periods. A reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss) is included with the financial tables that follow this release. Use of non-GAAP results should not be considered a substitute for Onyx’s GAAP financial results.
On September 30, 2005, Onyx had cash and cash equivalents of $21.4 million compared with $19.7 million on June 30, 2005. Approximately $935,000 of the increase in cash and cash equivalents during the quarter reflects improved profitability and better collections of receivables. In addition, the third quarter ending cash balance includes a $758,000 duplicate payment received from a customer which was refunded to the customer by Onyx on October 5, 2005. The September 30, 2005 and June 30, 2005
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Onyx Software
balances include net proceeds of $7.9 million from the company’s private placement of common stock to three independent members of Onyx’s board of directors and the company’s chief financial officer announced on May 13, 2005.
Business Summary
“Onyx has delivered another quarter of solid results and we are now positioning Onyx for longer term growth,” said Janice P. Anderson, Onyx chair and chief executive officer. “With our expanded product portfolio and distribution partnerships, we believe that many more customers who have been or will be stranded by the industry consolidation will be able to leverage Onyx in their customer operations going forward. Businesses need solutions that can easily integrate into their environments and support their operations and we are focused on being their solutions provider.”
In the third quarter, license revenue from new customers was 59 percent of total license revenue and involved license sales in Onyx’s key segments, including new contracts with AIG Life Insurance, Hermes, Hunter Douglas, Ines, Kyoto City Hall, Leaseplan (Italy), Leica Geosystems AG, Outbox Technology, Rocky Mountain Health Plans and Ufi Ltd (University of Industry).
Onyx’s direct sales team drove more than one-third (37 percent) of license revenue in the third quarter of 2005, and Onyx partners were involved in 63 percent of license revenue. Geographically, 62 percent of total revenue in the third quarter of 2005 was generated in the Americas and 38 percent internationally.
Onyx Announces Customer Migration Offer
On September 28, 2005, Onyx announced that it will provide a credit of up to $500,000 toward migration services to users who replace their Oracle, Siebel, PeopleSoft, JD Edwards or Vantive CRM systems with Onyx Customer Management. The migration offer targets users who are concerned about the future of the applications they have deployed and enables them to take advantage of Onyx’s new solutions that blend CRM with powerful business process management tools. Subject to certain terms and conditions, the offer is available worldwide until March 31, 2006.
Onyx Names New Chief Marketing Officer
On August 23, 2005, Onyx named Todd Chambers as the new chief marketing officer with responsibility for the company’s global marketing operations. Chambers will focus on increasing market awareness of Onyx and its customer solutions portfolio. As CMO he will oversee brand development, industry solutions, lead generation and product marketing programs. Chambers joined the company with more than 20 years experience in technology marketing and advertising that included executive management positions with enterprise software companies.
Onyx’s Solutions Recognized by Industry Analysts
During the third quarter, Onyx received recognition from key industry analysts. In late July, Gartner Group issued an updated Vendor Profile on Onyx, which analyzed Onyx’s positioning and viability. In August, analyst Sheryl Kingstone of the Yankee Group reported on the strength of Onyx’s architectural foundation and business process management tools. Kingstone noted the combination of Onyx’s new process management and analytics capabilities with the CRM suite as the key to helping large enterprises automate, manage and evolve to meet changing business needs. In September, AMR Research analyst Robert Bois mentioned Onyx as an alternative for enterprises not committed to SAP or Oracle.
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Business Outlook
Onyx expects total revenue in the fourth quarter of 2005 to be consistent with revenue in the third quarter of 2005 with modest profitability. The company expects expenses in the fourth quarter of 2005 to be higher than the third quarter due to investments in partnering, marketing and product line enhancements as the company positions itself for growth, as well as Sarbanes-Oxley related audit expenses.
Onyx Software Conference Call
Onyx will host its quarterly call to discuss third quarter results today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Interested investors may participate in the call by telephone at 800-591-6945 (domestic) or 617-614-4911 (international). The passcode is 51569227.
Additionally, a live broadcast of the call will be available online at www.onyx.com or www.earnings.com, where it will be archived for approximately one week. A telephonic replay of the call will be available at 617-801-6888 from 6:30 p.m. Eastern time, November 2, 2005 to 11:59 p.m. Eastern time, November 9, 2005. The passcode for the replay is 97625110.
About Onyx Software
Onyx Software Corporation (NASDAQ: ONXS) is a worldwide leader in customer management and process software for enterprise-caliber customers. Onyx provides flexible solutions that enable organizations to automate, manage, and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software – companies such as Amway Corporation, Delta Dental, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com.
Forward-Looking Statement
This press release contains forward-looking statements, including statements about the potential reaction by customers and prospects to industry consolidation and our expectations for future financial performance. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to our ability to attract new customers who are evaluating their software solutions due to recent mergers in the enterprise software sector, our ability to close large opportunities currently in our sales pipeline, the market adoption of, and customer satisfaction with, our product offerings, our ability to achieve the benefits from the investments we are making in our business, our ability to retain customers on our maintenance and product support program, the expansion of our partner network and the ability of these partners to effectively sell our products and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on form 10-Q for the period ended June 30, 2005. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
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Onyx Software
Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.
FINANCIAL TABLES FOLLOW
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Onyx Software Corporation
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue
License	$4,356	$2,399	$12,542	$9,579
Service	11,102	11,274	32,463	33,131

Total revenue	15,458	13,673	45,005	42,710
Costs of revenue
Cost of license	372	154	1,162	613
Amortization of acquired technology	256	—	768	—
Cost of service	4,537	4,674	13,316	13,645

Total cost of revenue	5,165	4,828	15,246	14,258
Gross margin	10,293	8,845	29,759	28,452
Operating Expenses
Sales and marketing	5,241	4,956	14,386	14,337
Research and development	2,454	2,655	7,407	7,973
General and administrative	2,188	2,210	7,231	6,361
Restructuring and other-related charges	—	(42)	—	442
Amortization of other acquisition-related intangibles	—	209	—	627

Total operating expenses	9,883	9,988	29,024	29,740

Operating income (loss)	410	(1,143)	735	(1,288)

Other income (expense), net	257	(41)	31	(355)
Change in fair value of outstanding warrants	—	102	(2)	314

Income (loss) before income taxes	667	(1,082)	764	(1,329)
Income tax provision (benefit)	(131)	(61)	(264)	88
Minority interest in consolidated subsidiary	(25)	(89)	(106)	(65)

Net income (loss)	$823	$(932)	$1,134	$(1,352)

Basic and diluted net income (loss) per share	$0.05	$(0.06)	$0.07	$(0.09)

Shares used in computation of basic net income (loss) per share	17,952	14,554	16,342	14,317

Shares used in computation of diluted net income (loss) per share	18,203	14,554	16,455	14,317

Onyx Software Corporation
Supplemental Non-GAAP Information:
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating income (loss)	$410	$(1,143)	$735	$(1,288)
Adjustments to reconcile operating income (loss) in the financial statements to non-GAAP operating income (loss):
Restructuring and other-related charges
Facilities	—	—	—	155
Severance	—	(42)	—	287

Total restructuring and other-related charges	—	(42)	—	442
Amortization of acquired technology	256	—	768	—
Amortization of other acquisition-related Intangibles	—	209	—	627

Non-GAAP operating income (loss)	$666	$(976)	$1,503	$(219)

Net income (loss)	$823	$(932)	$1,134	$(1,352)
Adjustments to reconcile net loss in the financial statements to non-GAAP net income (loss):
Restructuring and other-related charges
Facilities	—	—	—	155
Severance	—	(42)	—	287

Total restructuring and other-related charges	—	(42)	—	442
Amortization of acquired technology	256	—	768	—
Amortization of other acquisition-related Intangibles	—	209	—	627
Change in fair value of outstanding warrants	—	(102)	2	(314)
Deferred income tax associated with acquisitions		(71)		(213)

Non-GAAP net income (loss)	$1,079	$(938)	$1,904	$(810)

Non-GAAP basic and diluted net income (loss) per share	$0.06	$(0.06)	$0.12	$(0.06)

Shares used in computation of basic net income (loss) per share	17,952	14,554	16,342	14,317

Shares used in computation of diluted net income (loss) per share	18,203	14,554	16,455	14,317

Onyx Software Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$21,368	$14,393
Accounts receivable, net	10,099	10,509
Prepaid expenses and other current assets	2,841	1,968
Current deferred tax asset	87	89

Total current assets	34,395	26,959

Property and equipment, net	2,941	3,711
Purchased technology, net	3,328	4,095
Goodwill, net	9,466	10,306
Deferred tax asset	34	35
Other assets	447	450

Total Assets	$50,611	$45,556

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,685	$1,205
Salary and benefits payable	1,932	1,937
Accrued liabilities	3,750	2,453
Income taxes payable	28	217
Current portion of restructuring-related liabilities	246	731
Current portion of term loan	167	167
Deferred revenue	14,043	17,050

Total current liabilities	21,851	23,760

Long-term deferred revenue	1,208	1,923
Long-term restructuring-related liabilities — warrants	—	52
Long-term purchased technology obligation	895	1,842
Long-term deferred rent	695	914
Term loan	97	222
Minority interest in joint venture	—	106

Shareholders’ Equity
Common stock	154,059	144,736
Accumulated deficit	(129,835)	(130,969)
Accumulated other comprehensive income	1,641	2,970

Total shareholders’ equity	25,865	16,737

Total Liabilities and Shareholders’ Equity	$50,611	$45,556